UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2007 (April 18, 2007)

THE NASDAQ STOCK MARKET, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York 10006

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (212) 401-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	On April 18, 2007, Nasdaq’s board of directors adopted:

•	amendments to impose a “hard freeze” under The Nasdaq Stock Market, Inc. Pension Plan (Pension Plan) and The Nasdaq Stock Market, Inc. Supplemental Executive Retirement Plan (SERP);

•

an amendment to The Nasdaq Stock Market, Inc. 401(k) Savings Plan (401(k) Plan) to institute qualified profit sharing contributions based on a fixed formula (as well as to provide for discretionary profit sharing contributions); and

•	a new non-qualified profit sharing plan called The Nasdaq Stock Market, Inc. Supplemental Employer Retirement Contribution Plan (Supplemental ERC Plan).

Effective May 1, 2007, the Pension Plan and the SERP will be fully frozen for all employees, and the new retirement benefits will be implemented on July 1, 2007. As a result, plan participants will only accrue additional Pension Plan and SERP benefits through April 30, 2007. Plan participants will not accrue any additional Pension Plan or SERP benefits based on earnings from, or service with, Nasdaq for periods on or after May 1, 2007. However, participants will continue to receive credit for future service for vesting in their frozen accrued Pension Plan and SERP benefits and for eligibility for an existing early retirement subsidy under the Pension Plan.

The first part of the new retirement benefits, which will be provided under the existing 401(k) Plan, is available to all employees, including executive officers, on the same terms. Under the 401(k) Plan, Nasdaq will:

•	continue to match an employee’s contributions to the 401(k) Plan, up to 4% of base salary;

•	make new fixed amount, tax-qualified contributions to the 401(k) Plan, called the Basic Employer Retirement Contributions (Basic ERC), within specified guidelines based on years of service; and

•

make additional fixed amount, tax-qualified contributions, called Enhanced Employer Retirement Contributions (Enhanced ERC), within specified guidelines, for employees age 45 or older with at least 10 years of service on December 31, 2006.

Nasdaq will also, as part of the new retirement benefits, have the ability to make additional, discretionary tax-qualified contributions to the 401(k) Plan.

The second part of Nasdaq’s new retirement program is the Supplemental ERC Plan. The Supplemental ERC Plan will be available to officers and non-officers whose base salaries exceed the Internal Revenue Code (Code) annual compensation limit of $225,000 (for 2007) or whose total annual Basic and Enhanced ERC contributions (when considered together with all other employee and Nasdaq contributions to the 401(k) Plan) would exceed the Code’s annual contribution limit, generally $45,000 (for 2007). Employees who cannot receive their full Basic and Enhanced ERC contributions under the 401(k) Plan due to these Code limits will receive employer contributions that make up for this shortfall through the Supplemental ERC Plan. As such, these employees will continue to receive the full Basic and Enhanced ERC amounts that they would have been entitled to but for these Code limits. (Nasdaq will also have the discretion to make additional “make-up” contributions to the Supplemental ERC Plan in the event that any portion of the Basic or Enhanced ERC contributions cannot be provided to higher paid employees under the 401(k) Plan on account of separate Code “nondiscrimination” limitations.)

Nasdaq’s contributions to the Basic ERC, Enhanced ERC and Supplemental ERC Plan will depend upon Nasdaq achieving corporate financial goals that may be set each year by the management compensation committee and are expected to mirror the goals for Nasdaq’s Executive Corporate Incentive Plan. This better ties retirement benefits to Nasdaq’s performance than the Pension Plan and SERP, under which benefits are, prior to the upcoming hard freeze, based solely on age, salary and length of service. The new ERC benefits will also provide employees with a competitive and simple method to calculate their potential benefits. Employees may also direct the investment of their Basic ERC and Enhanced ERC contributions among the various mutual funds available under the 401(k) Plan. Unlike the Pension Plan and SERP, the ERC benefits will be immediately vested.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1 Amendment to The Nasdaq Stock Market, Inc. Supplemental Executive Retirement Plan, adopted April 18, 2007.

99.2 The Nasdaq Stock Market, Inc. Supplemental Employer Retirement Contribution Plan, adopted April 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NASDAQ STOCK MARKET, INC.

Dated: April 24, 2007	By:	/s/ Edward S. Knight
Edward S. Knight Executive Vice President and General Counsel